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                                                                 EXHIBIT (a)(9)

COOPER RIVER PROPERTIES, L.L.C.
1873 South Bellaire Street
17th Floor
Denver, Colorado 80222

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500

FOR IMMEDIATE RELEASE
                           COOPER RIVER ANNOUNCEMENT

         DENVER, COLORADO, October 19, 1998--Cooper River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Consolidated Capital Institutional Properties, Consolidated Capital Institutional Properties/2, Consolidated Capital Institutional Properties/3, Consolidated Capital Properties III, Consolidated Capital Properties V, Davidson Diversified Real Estate I, L.P., Davidson Diversified Real Estate II, L.P., Davidson Diversified Real Estate III, L.P., Davidson Growth Plus, L.P., Davidson Income Real Estate, L.P., Angeles Opportunity Properties, Ltd., Angeles Income Properties, Ltd. II, Angeles Income Properties, Ltd. III, Angeles Income Properties, Ltd. IV, Angeles Income Properties, Ltd. 6, Angeles Partners IX, Angeles Partners X, Angeles Partners XI and Angeles Partners XII . The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Monday, November 16, 1998. The offers were previously scheduled to expire at 5:00 p.m. on Friday, October 16, 1998.

         Cooper River reported, based on information provided by the depositary for the offers, that as of the close of business on October 16, 1998, approximately 10,912.6 interests had been tendered pursuant to the Consolidated Capital Institutional Properties offer, approximately 67,542.2 interests had been tendered pursuant to the Consolidated Capital Institutional Properties/2 offer, approximately 26,524.5 interests had been tendered pursuant to the Consolidated Capital Institutional Properties/3 offer, approximately 16,802.5 interests had been tendered pursuant to the Consolidated Capital Properties III offer, approximately 11,253 interests had been tendered pursuant to the Consolidated Capital Properties V offer, approximately 121.75 interests had been tendered pursuant to the Davidson Diversified Real Estate I offer, approximately 197.5 interests had been tendered pursuant to the Davidson Diversified Real Estate II offer, approximately 282 interests had been tendered pursuant to the Davidson Diversified Real Estate III offer, approximately 3,787.75 interests had been tendered pursuant to the Davidson Growth Plus offer, approximately 3,499 interests had been tendered pursuant to the Davidson Income Real Estate offer, approximately 932 interests had been tendered pursuant to the Angeles Opportunity Properties, Ltd. offer, approximately 5,716 interests had been tendered pursuant to the Angeles Income Properties, Ltd. II offer, approximately 11,322 interests had been tendered pursuant to the Angeles Income Properties, Ltd. III offer, approximately 12,234 interests had been tendered pursuant to the Angeles Income Properties, Ltd. IV offer, approximately 3,315 interests had been tendered pursuant to the Angeles Income Properties, Ltd. 6 offer, approximately 1,333 interests had been tendered pursuant to the Angeles Partners IX offer, approximately 3,725 interests had been tendered pursuant to the Angeles Partners X offer, approximately 8,680 interests had been tendered pursuant to the Angeles Partners XI offer and approximately 4,528 interests had been tendered pursuant to the Angeles Partners XII offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.

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